Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES OVERSTREET-HUGHES COMPANY, INC. AND SHOALS TUBULAR, INC.

Advances The Harris Products Group’s HVAC Growth Strategy

CLEVELAND, Wednesday, July 28, 2021 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Overstreet-Hughes Company, Inc. (“Fabricated Tube Products,” “FTP”) and Shoals Tubular, Inc. (“Shoals”).

FTP and Shoals manufacture copper and aluminum headers, distributor assemblies and manifolds in the United States and Mexico for the HVAC sector and have combined annual sales of approximately $50 million. The addition of FTP and Shoals further differentiates The Harris Products Group’s competitive position serving HVAC OEMs with a comprehensive portfolio of solutions for the fabrication of HVAC coils, and the acquisition accelerates their growth in this attractive market.

“We are excited to welcome FTP and Shoals to Lincoln Electric and integrate their industry-leading offering and expertise into our Harris Products Group business,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Our combined portfolio now offers HVAC OEMs with the broadest portfolio of solutions and application expertise for high-quality and efficient HVAC coil fabrication,” Mapes continued, “The acquisition also positions HPG to better capitalize on the attractive HVAC growth opportunity as part of our Higher Standard 2025 Strategy.”

Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment and has a leading global position in brazing and soldering alloys. Headquartered in Cleveland, Ohio, Lincoln has 55 manufacturing locations in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the Company’s ability to effectively integrate FTP and Shoals and their performance post-acquisition; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

1